EXHIBIT 10.15

FOURTH AMENDMENT TO GAS GATHERING AND TREATING AGREEMENT

THIS FOURTH AMENDMENT TO GAS GATHERING AND TREATING AGREEMENT (this “Fourth Amendment”) is made by and between SWEPT LP (“Shipper”) and CENTERPOINT ENERGY FIELD SERVICES, LLC, successor by co version to CenterPoint Energy Field Services, Inc. (“Gatherer”) effective this 1st day of September, 2011.

Background

Gatherer and Shipper are Parties to that certain Gas Gathering and Treating Agreement dated September 1, 2009, as amended (the “GGA”). Capitalized terms used herein, if not defined herein, will have the meaning given to such terms in the GGA; and

The Parties now desire to further amend the GGA as set forth herein.

NOW, THEREFORE, for adequate consideration received and acknowledged, the Parties hereto agree as follows:

1.	Shipper’s Production Forecast. Section 3.2(c) is hereby added to the GGA to state in its entirety, “No less frequently than once each calendar quarter, Shipper will provide to Gatherer written projections of the total Gas volumes that Shipper reasonably expects to deliver for Gathering hereunder during each month of the immediately following 12-month period (each, a “Shipper’s Production Forecast”).

2.	Clear Lake 200 Plant.

a.	Gatherer will install and operate at its Clear Lake Facility a 1,000 gpm amine treating facility with compression designed to provide Shipper and Shipper Partner combined treating capacity of 180 MMscf/d (the “Clear Lake 200 Plant”). The Clear Lake 200 Plant is not an Additional Service pursuant to Section 7 the GGA and there will be no additional Gathering Fee for the Clear Lake 200 Plant.

b.	Effective October 1, 2011, Shipper and Shipper Partner will have combined Preferential Capacity for up to 100% of the treating capacity at Gatherer’s Clear Lake facilities.

c.

Clear Lake Completion Date. Gatherer shall utilize commercially reasonable efforts to complete construction of the Clear Lake 200 Plant and associated compression and interconnects by October 1, 2011 (the “Clear Lake Completion Date”). If Gatherer anticipates, in its reasonable judgment and opinion, that it will not meet the Clear Lake Completion Date, then Gatherer shall provide Shipper as much advance notice of such delay as possible, along with a new estimated completion date. For each Day after October 1, 2011, in the absence of Force Majeure, that Shipper is unable to deliver gas into the Magnolia Gathering System due to the failure of Gatherer to complete the Clear Lake 200 Plant, Shipper shall be entitled to one (1) Day of Gathering service without paying the associated

Gathering Fee then in effect for such well or wells impacted as a result of the failure to meet the Clear Lake Completion Date, beginning with the first delivery of Gas from the well or wells, with such Days of Gathering service without paying the associated Gathering Fee not to exceed ninety (90) Days of Gathering service for such well or wells.

3.	Third Party Gas. Effective October 1, 2011, the Parties amend and restate in its entirety Section 9.4 of the GGA as follows:

a.	Subject to the limitation in Section 9.4(d) below, any Gas delivered by a party other than the Preferential Capacity Shippers (collectively, “Third Party Gas”), as well as all Undedicated Shipper Gas, shall be treated as Shipper Gas for purposes of calculating the Annual Volume Commitments and Total Volume Commitment.

b.	The Parties acknowledge that Shipper and Gatherer are also parties to that certain Gas Gathering and Treating Agreement between Shipper and Gatherer dated April 29, 2010 (“Olympia GGA”) covering the Olympia Gathering System. The term “Olympia Gathering System” as used herein will have the meaning given to such term in the Olympia GGA. Shipper Partner and Gatherer are also parties to a like agreement covering the Olympia Gathering System (the “Partner Olympia GGA”). Shipper Partner and Gatherer are also parties to a like agreement covering the Magnolia Gathering System (the “Partner Magnolia GGA”).

c.	Third Party Gas that originates west of the Red River, whether such gas is delivered into the Olympia Gathering System or the Magnolia Gathering System, will be referred to herein as “Western TPG.”

d.	Notwithstanding that Third Party Gas will be credited as provided in Paragraphs (a) and (e), the Parties agree that beginning October 1 of 2011 and September 1 of each succeeding year of the Primary Term of the GGA, all Western TPG will be excluded from the quantity of Third Party Gas credited toward the Annual Volume Commitment and the Total Volume Commitment of Shipper under this GGA, the Olympia GGA, Partner Magnolia GGA and Partner Olympia GGA until the point in time each Contract Year that the Western TPG delivered under the GGA, Olympia GGA, Partner Magnolia GGA and Partner Olympia GGA after September 1 of the applicable Magnolia GGA Contract Year collectively equals 62.4 million MMBtu. After that point in time each Contract Year, if it occurs, Western TPG delivered into the Magnolia Gathering System for the remainder of the applicable Contract Year will be credited as with all other Third Party Gas delivered hereunder. This exclusion of a portion of Western TPG from the calculation of the Annual Volume Commitment and Total Volume Commitment of Shipper and Shipper Partner does not otherwise affect the credit for Third Party Gas provided in this Section 9.4.

e.

Gatherer shall apply Third Party Gas to the Shipper Gas Volume Commitment solely on an MMBtu to MMBtu (i.e., 1:1) basis. Gas delivered by Preferential Capacity Shippers from outside the Committed Area will first be credited to the respective Shipper or Shipper Partner. The balance of Third Party Gas shall be allocated between Shipper and Shipper Partner calculated as a ratio: (i) the numerator of which is Shipper Gas delivered to the Magnolia Gathering System, and (ii) the denominator of which is (x) Gas delivered by Shipper Partner from within the Committed Area plus (y) Shipper Gas delivered to the Magnolia Gathering System. Any amount by which the volume of actual Gas delivered by Shipper in a Contract Year exceeds the Annual Volume Commitment for the corresponding year (“Excess Delivered Volumes”) shall be deemed part of the volume of actual Gas delivered for the next annual Volume Shortfall calculation. Unapplied Excess Delivered Volumes shall continue to carry forward until used to satisfy a committed quantity or until all commitment years have elapsed. If Shipper has met its Total Volume Commitments under the terms of this Section 9 and/or Section 6 of this Agreement, then such Excess Delivered Volumes shall be applied to Shipper Partner’s Annual Volume Commitments.

4.	North River Bore Pipeline.

a.	Gatherer will construct a 24” diameter Gathering pipeline connecting Gatherer’s Clear Lake Facilities in Red River Parish, Louisiana and its Line AB in S16-14N-9W of Red River Parish, Louisiana (the “North River Bore Pipeline”). The North River Bore Pipeline is not an Additional Service pursuant to Section 7 of the GGA and there will be no additional Gathering Fee for the North River Bore Pipeline.

b.	The current planned route of the North River Bore Pipeline will generally follow a route from Gatherer’s Clear Lake Facilities in Red River Parish, Louisiana through S7-14N-10W, Red River Parish, Louisiana, proceeding through S17-14N-10W, Red River Parish, Louisiana and then continuing through S16-14N-9W, Red River Parish, Louisiana to its connection to Line AB; provided, Gatherer shall determine the actual route of the North River Bore Pipeline.

c.	Gatherer shall utilize commercially reasonable efforts to complete construction of the North River Bore Pipeline and associated interconnects by November 1, 2011 (the “North River Bore Pipeline Completion Date”). If Gatherer anticipates, in its reasonable judgment and opinion, that it will not meet the North River Bore Pipeline Completion Date, then Gatherer shall provide Shipper as much advance notice of such delay as possible, along with a new estimated completion date.

5.	Except as expressly amended herein, the GGA remains in effect as originally written and previously amended.

IN WITNESS WHEREOF, this Fourth amendment is executed as of the 15th day of December, 2011

SHIPPER: SWEPI LP

By:	/s/ Robert Cowan
Name:	Robert Cowan
Title:	Attorney-In-Fact

GATHERER: CENTERPOINT ENERGY FIELD SERVICES, LLC

By:	/s/ William H. May, Jr.
Name:	William H. May, Jr.
Title:	Sr. VP & CCO

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